EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of the 16th day of May 2012 by and among Lux Digital Pictures, Inc., a Wyoming corporation (“Lux”), Lux Digital Pictures GmbH Partners, a California partnership (the “Seller”), and Michael Hill, an individual (the “Buyer”), with respect to the following facts:

RECITALS

A.
Lux is a publicly held corporation fully compliant with all regulatory filings and in good standing, whose securities are quoted on the Bulletin Board and the OTC:QB exchanges under the trading symbol LUXD.OB.

B.	By filing a Certificate of Designation authorized by its Board of Directors, Lux is designating Series A Convertible Preferred Stock, a copy of which is attached to this Agreement as Exhibit A.

C.
Buyer owns the assets listed in Exhibit C of this Agreement (collectively, the “Assets”), and desires to convey the Assets to Lux in consideration for the shares of common stock of Lux to be transferred by the Seller to the Buyer, representing a controlling interest in Lux.

D.	Seller owns or controls 103,290,000 shares of outstanding common stock (the “Shares”) or approximately 68% of the total issued and outstanding capital stock of Lux on a fully diluted basis.

E.
The Buyer desires to acquire from Seller and Seller desires to sell to the Buyer 103,290,000 Shares of the common stock of Lux in consideration for (i) the conveyance of the Assets by the Buyer to Lux, (ii) the issuance by Lux to the Seller of 100 shares of Series A Convertible Preferred Stock, convertible into a number of shares of Lux common stock equal to 10% of the total issued and outstanding shares of Lux common stock on a fully diluted basis, assuming the conversion of all outstanding convertible securities of Lux, including without limitation the conversion of the outstanding Series A Convertible Preferred Stock, and (iii) the covenants, terms and conditions contained in that certain binding Letter of Intent by and between Lux and Radio Loyalty, Inc., dated of even date herewith (the “LOI”), a copy of which is attached hereto as Exhibit F and incorporated herein by reference.

F.
Lux currently (prior to the Closing) has cash and owns securities, intellectual property, motion pictures, contracts, accounts receivable, trademarks, domain names, goodwill and any and all other tangible and intangible assets including those disclosed in Lux’s consolidated financial statements (collectively, the “Lux Assets” being utilized in the “Lux Business”).  As additional consideration for the conveyance of the Shares by the Seller to the Buyer on behalf of Lux in order to enable Lux to acquire the Assets, on the Closing Lux agrees to immediately convey all of the Lux Business and Lux Assets to the Seller, subject to the assumption by Seller of all liabilities of the Lux Business except those held by Asher Enterprises, as evidenced by the documents attached to this Agreement as Exhibit D, but including without limitation those listed in Exhibit E of this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1.	Sale and Purchase.

1.1           Sale and Purchase of Stock.  In consideration for the Purchase Price (as defined in Section 1.2 of this Agreement) and the other covenants of Lux and the Buyer in this Agreement, Seller hereby agrees to convey to the Buyer all of the Shares on the Closing Date (as defined in Section 3.1 of this Agreement).  On the Closing Date Lux will issue to Seller 100 shares of its Series A Convertible Preferred Stock (the “Lux Stock”) so that upon its conversion, the Seller will beneficially own 10% of the total issued and outstanding shares of common stock of Lux on a fully diluted basis, assuming the conversion of all outstanding convertible securities of Lux, including without limitation the conversion of the outstanding shares of Series A Convertible Preferred Stock.  The issuance of the Lux Stock to the Seller is consideration for the Seller’s sale of the Shares to the Buyer as payment of the Purchase Price on behalf of Lux so Lux can acquire the Assets pursuant to this Agreement.

1.2           Purchase Price.  As consideration for the sale by Seller of the Shares to the Buyer on the Closing Date, the Buyer will convey good title to the Assets to Lux on the Closing Date, free and clear of all claims, liens or encumbrances (the “Purchase Price”).  As consideration for Seller’s sale of the Shares to Buyer on behalf of Lux, Lux agrees to issue to the Seller, on the Closing Date, 100 shares of its Series A Convertible Preferred Stock, convertible into 10% of the total issued and outstanding shares of common stock of Lux on a fully diluted basis, assuming the conversion of all outstanding convertible securities of Lux, including without limitation the conversion of the outstanding shares of Series A Convertible Preferred Stock.  The Lux Stock will be allocated among the designees of the Seller as listed in Exhibit B of this Agreement.  The certificates evidencing the Shares and the Lux Stock will have the following legend affixed to them:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

1.3           Conveyance of Lux Business to Seller.  As additional consideration for the conveyance of the Shares by the Seller to the Buyer on behalf of Lux in order to enable Lux to acquire the Assets, on the Closing Lux agrees to immediately convey all of the Lux Business and Lux Assets to the Seller, subject to the assumption by Seller of all liabilities of the Lux Business, including without limitation those liabilities listed in Exhibit E of this Agreement, but not including the liabilities owed by Lux to Asher Enterprises, as evidenced by the documents attached to this Agreement as Exhibit D.  Accordingly, on the Closing, Lux and the Seller covenant that Lux will have no liabilities other than those listed in Exhibit D of this Agreement, and Buyer acknowledges and agrees that Lux will have no material assets other than the Assets being acquired from Buyer.

1.4           Letter of Intent.  Simultaneously with the execution and Closing of this Agreement, Lux and Radio Loyalty, Inc. agree to execute the LOI and deliver it to each other and to the parties to this Agreement.  A copy of the LOI is attached hereto as Exhibit F, the terms and conditions of which are incorporated herein by reference in their entirety, and which are being relied upon by the Seller as a material inducement to its entering into this Agreement.

2.	Appointment of New Director.

Upon the Closing, the current director of Lux, Ingo Jucht, will appoint Michael Hill as the Chairman of the Board of Directors on Lux’s Board of Directors, which will then appoint Michael Hill as the Chief Executive Officer of Lux to replace Ingo Jucht and T. Joseph Coleman, who will resign from all officer positions that they hold with Lux.  Michael Hill will have the ability to cast a deciding vote of the Board of Directors in the event that the Board of Directors is dead-locked on any decision, for as long as Michael Hill and Ingo Jucht are the only two directors of the Company.  Michael Hill may appoint all other executive officers of Lux to replace Ingo Jucht and T. Joseph Coleman.  On a date ten (10) days after the filing and mailing of Schedule 14f with the Securities and Exchange Commission by Lux, Ingo Jucht will resign as a director of Lux and Michael Hill may thereafter appoint any persons he chooses to fill the vacancies on the Lux Board of Directors.

3.	Closing and Further Acts.

3.1           Time and Place of Closing.  Upon satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the transactions between the Buyer, Lux, and the Seller contemplated by this Agreement (the “Closing”) will take place at the law offices of Richardson & Associates at 1453 Third Street Promenade, Suite 315, Santa Monica, California 90401 at 1:00 p.m. (local time) on the date that the parties may mutually agree in writing, but in no event later than as of May 17, 2012 (the “Closing Date”), unless extended by the mutual written agreement of the parties.

3.2           Actions at the Closing.  At the Closing, the following actions will take place:

(a)      The Seller will tender to the Buyer certificates and stock powers evidencing the conveyance of the Shares to Buyer.

(b)      The Buyer will deliver to Lux a Bill of Sale, assignments in recordable form, where appropriate, and other documents necessary or appropriate in order to evidence the conveyance to Lux of all right, title and interest in and to the Assets, free and clear of all claims, liens or encumbrances.

(c)      Lux will deliver to Seller certificates evidencing the issuance of the Lux Stock to the designees of the Seller, allocated among such designees as indicated in Exhibit B of this Agreement.

(d)      Lux will deliver to Buyer and Seller copies of necessary resolutions of the Board of Directors of Lux authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement for Lux’s execution, and consummation of the transactions contemplated by this Agreement.

(e)      Lux will deliver to Seller a Bill of Sale, assignments in recordable form, where appropriate, and all other documents necessary or appropriate in order to evidence the conveyance to Seller of all right, title and interest in and to the Lux Assets and the Lux Business, and the assumption by Seller of the related liabilities as required by Section 1.3 of this Agreement.

(f)       Lux and Radio Loyalty, Inc. will execute and deliver to each other and to the parties to this Agreement executed copies of the LOI.

(g)      Lux will deliver to the Buyer true and complete copies of its Articles of Incorporation and a Certificate of Good Standing from the State of Wyoming.

(h)      Any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the transactions contemplated by this Agreement.

3.3           Conduct of Lux Business Prior to Closing.  After the execution of this Agreement by the Buyer and until the Closing, Lux will:

(a)      maintain the books, accounts and records of Lux using Lux’s normal business practices consistently applied, including recognition of revenues and expenses, continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discontinuing or accelerating payment of such accounts and comply with all contractual and other obligations applicable to the Lux; and

(b)      not incur any indebtedness for borrowed money except in the ordinary course of business, and not pledge or grant liens or security interests in any of the Lux’s assets; and

(c)      not sell, transfer or dispose of any assets except for sales in the ordinary course of business.

3.4           No Solicitation and Due Diligence of Lux. Lux will not, nor will Lux encourage, facilitate, solicit, or authorize any of its shareholders, directors, officers, employees, agents or representatives to solicit or enter into any discussion (or continue any discussion) with any third party (including the provision of any information to a third party), or enter into any agreement or understanding of any kind regarding the purchase, sale, lease, assignment, conveyance or other disposition or acquisition of all or any portion of its assets, or any capital stock of Lux, for the period commencing on the date first above written and extending until May 17, 2012.  During this period and until the Closing or termination of this Agreement, Lux and Seller will fully cooperate with the Buyer and its representatives, and Buyer will fully cooperate with the Seller and its representatives, to enable them to conduct complete due diligence of Lux, its business and the books, records and documents relating to Lux and its business, and of the Assets being conveyed by the Buyer to Lux pursuant to this Agreement.

4.	Representations and Warranties of Lux and Seller.

Lux and Seller represent and warrant to Buyer as follows:

4.1           Power and Authority; Binding Nature of Agreement.  Lux and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder.  The execution, delivery, and performance of this Agreement by Lux have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Lux and Seller.

4.2           Subsidiaries.  There is no corporation, general partnership, limited partnership, joint venture, association, trust or other entity or organization that Lux directly or indirectly controls or in which Lux directly or indirectly owns any equity or other interest, other than those interests and holdings disclosed in Lux’s consolidated financial statements.

4.3           Good Standing.  Lux (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

4.4           Charter Documents and Corporate Records.  Lux has delivered to Buyer complete and correct copies or provided Buyer with the right to inspect true and complete copies of all (i) the articles of incorporation, bylaws and other charter or organizational documents of Lux, including all amendments thereto, (ii) the stock records of Lux, and (iii) the minutes and other records of the meetings and other proceedings of the shareholders and directors of Lux.  Lux is not in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors, as available.

4.5           Financial Statements.  Lux has delivered to Buyer the following financial statements relating to Lux prior to the Closing (the “Lux Financial Statements”):  (i) the unaudited balance sheet of Lux as of February 29, 2012 and (ii) the audited balance sheet and operating statements  for the year ended August 31, 2011.  Except as stated therein or in the notes thereto, the Lux Financial Statements:  (a) present fairly the financial position of Lux as of the respective dates thereof and the results of operations and changes in financial position of Lux for the respective periods covered thereby; and (b) have been prepared in accordance with Lux’s normal business practices applied on a consistent basis throughout the periods covered.

4.6           Capitalization.  The authorized capital stock of Lux consists of 1,000,000,000 shares of common stock, par value $0.001 per share, of which, as of May 14, 2012, approximately 152,100,547 shares are issued and outstanding, and 10,000,000 shares of  preferred stock, par value $0.001 per share, of which none are issued or outstanding.  All of the outstanding shares of the capital stock of Lux are validly issued, fully paid and nonassessable, and have been issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.  Lux covenants not to issue any shares of its common or preferred stock from the date of this Agreement until the Closing Date, other than those contractually obligated to be issued by Lux pursuant to its outstanding convertible promissory notes payable to Asher Enterprises, Inc., copies of which are attached to this Agreement as Exhibit D.

4.7           Absence of Changes.  Except as otherwise set forth on Schedule 4.7 hereto or otherwise disclosed to Buyer in writing prior to the Closing, since February 29, 2012:

(a)      There has not been any material adverse change in the business, condition, assets, operations or prospects of Lux and no event has occurred or, to Lux’s knowledge, is expected to occur after the Closing that might have a material adverse effect on the business, condition, assets, operations or prospects of Lux.

(b)      Lux has not (i) declared, set aside or paid any dividend or made any other contribution in respect of any shares of capital stock, nor (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

(c)      Lux has not amended its articles of incorporation, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split, reorganization or similar transaction.

(d)      Lux has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(e)      Lux has not purchased or otherwise acquired any assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(f)       Lux has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice, or in an amount exceeding twenty-five thousand dollars ($25,000) singly or in excess of fifty thousand dollars ($50,000) in the aggregate, without Buyer’s consent.

(g)      Lux has not sold or otherwise transferred any assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(h)     There has not been any material loss, damage or destruction to any of the properties or assets of Lux (whether or not covered by insurance).

(i)       Lux has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice and that involved less than $25,000 singly and less than $50,000 in the aggregate.

(j)       Lux has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(k)      Lux has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(l)       Lux has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(m)     Lux has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(n)      Other than annual raises or bonuses paid or provided consistent with past business practices, Lux has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of Lux.

(o)      No contract or other instrument to which Lux is or was a party or by which Lux or any of its assets are or were bound has been materially amended or terminated, except in the ordinary course of business consistent with past practice.

(p)      Lux has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Lux Financial Statements as of February 29, 2012 or have been incurred since February 29, 2012 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(q)      Lux has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(r)       Lux has not changed its methods of accounting or its accounting practices in any respect.
(s)      Lux has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(t)       Lux has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (s) of this Section 4.7.

4.8           Absence of Undisclosed Liabilities.  Lux has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the Lux Financial Statements as of February 29, 2012, except for obligations incurred since February 29, 2012 in the ordinary and usual course of business consistent with past practice.  On the Closing in accordance with the covenants in Section 1.3 of this Agreement, Seller will assume all liabilities of Lux including but not limited to those listed in Exhibit E of this Agreement and the convertible note referenced in Section 7.4 of this Agreement, except for Lux’s liability to Asher Enterprises evidenced by the convertible promissory notes attached to this Agreement as Exhibit D, which will remain a liability of Lux.  Buyer specifically acknowledges and agrees that Lux will remain obligated after the Closing on the convertible promissory notes in the aggregate outstanding principal amount, as of May 14, 2012, of approximately $125,000 payable to Asher Enterprises.  Seller will assume and pay in full on the Closing Date the outstanding convertible promissory note referenced in and in accordance with Section 7.4 of this Agreement.

4.9           Full Disclosure.  Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of Lux or Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

4.10         Representations True on Closing Date. The representations and warranties of Lux and the Seller set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.  Buyer’s knowledge will not act as a waiver of any breach of the representations and warranties contained herein by Lux or Seller.

4.11         Tax Advice.  Lux and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the transactions contemplated by this Agreement and neither Lux nor Seller have relied on any representation or statement made by Buyer or his representatives regarding the tax implications of such transactions.

4.12         Non-Distribtion Intent.  The Lux Stock being acquired by Seller pursuant to this Agreement is not being acquired by Seller with a view to the public distribution of them.

5.	Representations and Warranties of Buyer.

Buyer represents and warrants to Seller and Lux as follows:

5.1           Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform his obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  In particular, Buyer has full power and authority to cause full compliance by Buyer with the Buyer’s covenants in this Agreement.  Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Buyer.

5.2           Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement, other than in connection with the performance of Buyer’s covenants in Section 7.2 of this Agreement.

5.3           Title to Assets.  Buyer will convey good, valid and marketable title to, and all rights and interests in, the Assets to Lux at the Closing, free and clear of any claims, liens or encumbrances.

5.4           Representations True on the Closing Date.  The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

5.5           Non-Distributive Intent.  The Shares being purchased by the Buyer pursuant to this Agreement are not being acquired by the Buyer with a view to the public distribution of them.

5.6           Non Contravention.  Neither the execution and delivery of this Agreement nor the performance of this Agreement will contravene or result in a material violation of any of the provisions of any other agreement or obligation of the Buyer.

6.	Conditions to Closing.

6.1           Conditions Precedent to Buyer’s Obligation To Close. Buyer’s obligation to close the stock purchase as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following with respect to the Closing:

(a)      Seller has delivered to the Buyer all certificates and related stock powers evidencing Seller’s conveyance of 103,290,000 Shares of Lux common stock to Buyer.

(b)      All taxes (except corporate income taxes) due and payable by Lux without regard to any deferral by reason of extension, payment programs, or any other reason, must have been paid in full.  Any taxes accrued but not yet payable must be reflected on Lux’s balance sheet delivered to Buyer.

(c)      The financial condition of Lux must be as set forth in the Lux Financial Statements as of February 29, 2012, except for changes arising in the ordinary course of the conduct of Lux’s business since February 29, 2012.

(d)      The current director of Lux shall duly appoint (effective as of the Closing) Michael Hill to fill one of the vacancies on Lux’s Board of Directors as its Chairman of the Board.

(e)      Lux must have delivered to Buyer copies of corporate resolutions adopted by the Board of Directors of Lux authorizing the appropriate officers of Lux to execute and deliver this Agreement and all other agreements, documents and instruments executed by Lux pursuant hereto, and to consummate the transactions contemplated herein.

(f)       The Buyer must be reasonably satisfied with its due diligence of Lux, including but not limited to financial, legal and business affairs of Lux.

(g)      All representations and warranties of Lux and Seller made in this Agreement or in any exhibit or schedule hereto delivered by Lux or Seller must be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(h)      Lux and Seller must have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Lux or the Seller prior to or at the Closing Date.

6.2           Conditions Precedent to Lux’s and Seller’s Obligation To Close.  Seller’s and Lux’s obligation to close the transactions as contemplated in this Agreement is conditioned upon the occurrence or waiver by Lux and Seller of the following with respect to the Closing:

(a)      Buyer must have delivered to Lux a Bill of Sale, assignments in recordable form, if appropriate, and other documents necessary or reasonably appropriate in order to cause and to evidence the conveyance to Lux of all right, title and interest in and to the Assets, free and clear of claims, liens or encumbrances.  Seller must be reasonably satisfied with its due diligence of the Assets and Radio Loyalty, Inc.

(b)      Lux must have delivered to Seller a Bill of Sale, assignments in recordable form, if appropriate, and other documents necessary or reasonably appropriate in order to cause and to evidence the conveyance to Seller of all right, title and interest in and to the Lux Assets and the Lux Business, subject to the assumption of related liabilities as required by Section 1.3 of this Agreement.

(c)      Lux and Radio Loyalty, Inc. have executed and delivered to each other and to the parties to this Agreement a copy of the LOI.

(d)      Lux has delivered to Seller stock certificates, each registered in the appropriate name of each designee of the Seller for the appropriate amount, evidencing the issuance of the Lux Stock to the Seller’s designees.

(e)      All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(f)       Buyer must have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

6.3           Notice Requirement. Seller or Lux will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which Lux did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 4 of this Agreement.  Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement, or any item about which Buyer did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 5 of this Agreement.

7.	Further Assurances and Post Closing Covenants and Obligations.

7.1           Right to Inspect Records.  Following the Closing, Buyer shall, whenever reasonably requested by Seller (including reasonable prior notice to Buyer) and during normal business hours, permit Seller or their respective representatives to have access to such business records (including without limitation computer files) turned over to Buyer pursuant to this Agreement as may be required by Seller.  Buyer shall use commercially reasonable efforts to preserve and maintain Lux’s shareholder records for each fiscal year until the expiration of the statute of limitations (and any waivers or extensions thereof) for tax purposes relating to such year, and all other records relating to the Lux business for at least three years after the Closing Date.

7.2           Cooperation.  Lux covenants to fully cooperate with the Seller after the Closing to facilitate the lifting of restrictive transfer legends on the Lux Stock to the extent requested by Seller, subject to and in accordance with all of the provisions of Rule 144 of the Securities Act of 1933, as amended, and other applicable federal and state rules, laws and regulations.

7.3           Antidilution.  Buyer covenants not to cause Lux, and Lux will not, for a period of ninety (90) days after the conversion of all outstanding Series A Convertible Preferred Stock, issue any additional shares of its common or preferred stock or securities convertible into Lux common or preferred stock, that would cause Seller’s percentage beneficial ownership of the issued and outstanding capital stock of Lux to be less than Seller’s percentage beneficial ownership of Lux’s outstanding capital stock on the date all outstanding Series A Convertible Preferred Stock are converted into common stock, without the express prior written approval of Seller, which will not be unreasonably withheld by it, except for shares issued by Lux for the following transactions: (a) to raise capital for itself, or (b) issuances for reasonable compensation for employee or consultant services rendered for Lux in the ordinary course of its business, (c) to acquire a new business from a third party, in each case of (a), (b) and (c), for fair value in bona fide transactions, or (d) if necessary, sufficient shares of common stock to ensure that the shareholders of Radio Loyalty, Inc. under the LOI own no less than 90% of the total issued and outstanding common stock of Lux immediately upon the closing of the acquisition of Radio Loyalty, Inc. by Lux in accordance with the LOI, and the conversion of all outstanding shares of Lux’s Series A Convertible Preferred Stock on a fully diluted basis, subject to the limitations, terms and conditions of the LOI.

7.4           Payment of Note by Seller.  Seller will, on or before the issuance of the Lux Stock to Seller, pay in full the outstanding interest bearing convertible promissory note in the original principal amount of $17,979.00 payable by Lux to Mark J. Richardson on demand.

7.5           Buyer’s Covenants.  After the Closing and for at least one year after the conversion of all outstanding Series A Convertible Preferred Stock, Buyer covenants to cause Lux to pay all of the costs and to take all of the action necessary or reasonably appropriate to cause Lux to be current in all of its reporting requirements with the Securities and Exchange Commission, to pay all amounts owed to Lux’s transfer agent that accrue after May 1, 2012, and to provide or arrange for Lux to have sufficient funds for those purposes.  Buyer also covenants to cause Lux to close the acquisition of RLI under the LOI on or before October 1, 2012.

7.6           Voting Control Over Series A Convertible Preferred Stock.  The Seller and its designees listed in Exhibit B of this Agreement hereby give the Buyer an irrevocable proxy to vote all of the outstanding shares of the Series A Convertible Preferred Stock for a term commencing on the date they are issued and ending on the earlier of (i) the closing of the acquisition of Radio Loyalty, Inc. by Lux as contemplated in the LOI, or (ii) October 1, 2012.

8.	Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto with respect to the Closing will survive the Closing for a period of three years after the Closing Date.

9.	Indemnification.

9.1           Indemnification by Seller.  Seller agrees to indemnify, defend and hold harmless Buyer and its subsidiaries against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorney’s fees and costs, incurred by Buyer arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by Seller or Lux in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by Seller or Lux under this Agreement, or any breach of, or failure by Lux or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Lux or Seller under this Agreement.

9.2           Indemnification by Buyer.  Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Seller arising, resulting from or relating to any misrepresentation of a material fact or omission to disclose a material fact made by Buyer in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by Buyer under this Agreement, or any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

9.3           Procedure for Indemnification Claims.

(a)           Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 9 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b)           If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.  The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable damages made pursuant to Section 9 of the Agreement will be treated as adjustments to the Purchase Price.

(c)           In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim.  The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim.  However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d)          The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

10.	Equitable Relief.

10.1           Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2           Equitable Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants or provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive or other equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.  No party to this Agreement who seeks an equitable remedy hereunder shall be required to post a surety bond as a condition of or in connection with the assertion of such remedy.

11.	Further Assurances.

Following the Closing, each party to this Agreement shall furnish to the other party or parties such instruments and other documents as the other party or parties may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement.

12.	Fees and Expenses.

Buyer will pay all fees, costs and expenses incurred by Buyer and Lux up to a fixed fee of $15,000 for counsel in connection with the negotiation and preparation of this Agreement and related work.

13.	Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14.	Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

15.	Entire and Sole Agreement.

This Agreement and that certain binding Letter of Intent (the “LOI”) among the parties to this Agreement, dated of even date herewith, constitute the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced.

16.	Attorneys Fees and Costs.

In the event that any party must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, or to seek any legal or equitable remedies hereunder, the prevailing party will be entitled to receive reimbursement from the non-prevailing party for all attorneys' fees and all other costs incurred in commencing or defending such suit or action, including but not limited to post judgment fees and costs.

17.	Governing Law and Arbitration.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of law provisions.  With respect to any disputes arising out of or relating to this Agreement, each party agrees that any disputes that are not resolved by the parties will be submitted to binding arbitration with the American Arbitration Association located in Los Angeles County, California; provided, that any party may seek equitable remedies under this Agreement without referring them to binding arbitration.

18.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

19.	Assignment.

This Agreement may not be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld.

20.	Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

21.	Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

22.	Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

23.	Notices.

Each notice or other communication hereunder must be in writing by mail, personal delivery, facsimile or email, and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Lux:
Lux Digital Pictures, Inc.
12021 Wilshire Boulevard, Suite 450
Los Angeles, California 90025

Attention:  Ingo Jucht, Chief Executive Officer

Telephone No.:  (501) 498-4000
Facsimile No.:  (501) 498-4000
Email Address:  tjc@luxdigitalpictures.com

If to Seller:
Lux Digital Pictures GmbH Partners
12021 Wilshire Boulevard, Suite 450
Los Angeles, California 90025

Attention: T. Joseph Coleman, Partner

Telephone Number:  (501) 498-4000
Facsimile Number:  (501) 498-4000
Email Address: tjc@luxdigitalpictures.com

If to Buyer:	Michael Hill 345 Chapala Street Santa Barbara, California 93101 Telephone No.: (805) 259-9657 Facsimile No.: (805) 308-9152 Email Address: mhill@lencomedia.com

24.	Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for Lux or the Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its shareholders, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

25.	Termination.

Any party may terminate this Agreement upon the occurrence of any of the following events prior to the Closing:

(a)      The mutual written agreement of each of the parties to this Agreement.

(b)      The failure of the Closing to occur by May 17, 2012, unless such date is extended by the mutual written agreement of the parties to this Agreement.

(c)      A material breach of this Agreement by one or more parties hereto and the failure of the breaching party or parties to cure the breach within ten (10) days after delivery of written notice of the breach to them by any of the other parties to this Agreement.

Upon a valid termination of this Agreement, none of the parties shall have any further obligation to the other parties under this Agreement, except as provided in Section 12 of this Agreement.  Upon the Closing, the termination provisions of Section 25 of this Agreement no longer apply.

26.	Legal Representation.

Buyer hereby acknowledges that Richardson & Associates owns shares of common stock of Lux and also has performed legal work for Lux.  Richardson & Associates is also legal counsel to Radio Loyalty, Inc.  Richardson & Associates is not legal counsel to and does not represent the Seller or the Buyer nor has it performed legal work for the Seller or the Buyer.  Lux and Radio Loyalty, Inc. (to the extent the Buyer is affiliated with Radio Loyalty, Inc.) hereby acknowledge that they have been advised by Richardson & Associates to seek separate independent legal counsel to represent them under this Agreement, and that if they do not obtain separate legal counsel, they expressly waive the conflicts of interest that will be experienced by Richardson & Associates in performing legal work for the Agreement for the benefit of both Lux and Radio Loyalty, Inc.  Richardson & Associates will have a conflict of interest in advocating any position in the Agreement for either Lux or Radio Loyalty, Inc.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Lux:	**LUX DIGITAL PICTURES, INC.,** a Wyoming corporation By:____________________ Ingo Jucht, Chief Executive Officer
Buyer:	____________________ Michael Hill
Seller:	**Lux Digital Pictures GmbH Partners,** **a California partnership** By:____________________ T. Joseph Coleman, Managing Partner
Acknowledged and Agreed:	**Radio Loyalty, Inc., a California corporation** By:____________________ Michael Hill, President
Seller Designee:	____________________ Mark J. Richardson

EXHIBIT A

CERTIFICATE OF DESIGNATION FOR
SERIES A CONVERTIBLE PREFERRED STOCK

A-1

CERTIFICATE OF DESIGNATION
of
SERIES A CONVERTIBLE PREFERRED STOCK
for
LUX DIGITAL PICTURES, INC.

LUX DIGITAL PICTURES, Inc., a Wyoming corporation (the “Company”), does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors, without any shareholder action, which action was not required to be taken, duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Three of the Articles of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of, and fixes the designation of preferences and relative, participating, optional, and other special rights, qualifications, limitations and restrictions, of a series of Preferred Stock consisting of one hundred (100) shares, $0.001 par value, to be designated “Series A Convertible Preferred Stock” (the “Series A Stock”).

RESOLVED, that each share of the Series A Convertible Preferred Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

1.           Preference on Liquidation.   In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Company, Series A Convertible Preferred Stock shall have no preferential rights to the Company’s common stock (the “common stock”), and shall share in liquidation proceeds with the common stock on an as converted basis.

2.           Voting Rights.  The Series A Convertible Preferred Stock shall have voting rights.  Voting will be on the basis of each share of Series A Convertible Preferred Stock, which shall each have voting rights equal to the voting equivalent of the common stock into which it is convertible at the time of the vote.  Such voting rights shall exist for all matters necessary under the Wyoming General Corporation Law where shareholder approval or vote could be necessary, or is allowable under law.  The holders of the Series A Stock will vote as a single class with the holders of the common stock.

3.           Conversion and Non-Dillution.  The holders of the Series A Stock shall have the following rights (the “Conversion Rights”) with respect to the conversion of the Series A Convertible Preferred Stock (a “Conversion”):

(a)      Conversion.  Each share of Series A Preferred Stock is convertible, at the election of the holder exerciseable at any time from the date of issuance until converted, into one-tenth of one percent (0.1%) of the then total issued and outstanding shares of the Company’s common stock on a fully diluted basis, including the Series A Stock on an as converted basis and assuming the complete conversion of all other outstanding convertible securities of the Company.

(b)      Mandatory Conversion.  All outstanding shares of Series A Convertible Preferred Stock shall automatically convert into common stock on the first business day (the “Conversion Date”) after the closing date of the acquisition by the Company of 100% of the total issued and outstanding capital stock of Radio Loyalty, Inc., a California corporation (the “RLI Acquisition”).  The number of shares of common stock into which the Series A Stock is converted is calculated as follows:  Each share of Series A Preferred Stock is converted into the number of shares of common stock equal to one tenth of one percent (0.1%) of the then total issued and outstanding shares of the Company’s common stock on a fully diluted basis, including the Series A Stock on an as converted basis and assuming the complete conversion of all other outstanding convertible securities of the Company.

(c)      Mechanics of the Conversion.  Upon a Conversion, the holder of Series A Convertible Preferred Stock shall surrender the applicable certificate therefore, duly endorsed, at the office of the Company, and shall give written notice to the Company of the Conversion and the number of shares of Series A Convertible Preferred Stock being converted.  Thereupon, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of common stock to which such holder is entitled.  A Conversion shall be deemed to have been made at the close of the first business day after the date both notice has been given and the applicable share certificate or certificates have been delivered to the Company, provided, however, if the foregoing occurs on a business day, before the close of business, the Conversion shall be deemed to have occurred at the close of business on that day (the “Conversion Date”).  The person entitled to receive the shares of common stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of common stock on such date.

(d)      Non-Dilutability. All such Series A Stock shall not be dilutable through the issuance of any common shares of the Company once this share class is executed and authorized. At all times each such one share of Series A shall represent one-tenth of one percent of all convertible Preferred shares and common shares then issued and outstanding in the Company.

(e)      No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 3 of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series A Stock against impairment.

4.          Dividends.  In the event of the declaration and payment of a dividend by the Company to the holders of any outstanding class of securities of the Company, then the holders of the Series A Stock shall be entitled to be paid their pro rata share of the dividend on an as converted basis, equivalent to assuming that all of the Series A Stock is converted into common stock.

This Certificate of Designation has been executed and adopted on behalf of the Company as of May 14, 2012.

LUX DIGITAL PICTURES, INC.

EXHIBIT B

DESIGNEES OF SELLER FOR
ALLOCATION OF LUX STOCK
(Section 2(a) of the Agreement)

Name, Address and Tax Identification Number of Designee	Percentage of Shares of Lux Stock After Closing

Lux Digital Pictures GmbH Partners	99%
Tax ID # 45-3194266
12021 Wilshire Boulevard
Suite 450
Los Angeles, California 90025

Mark J. Richardson	1%
Tax ID # ###-##-####
1453 Third Street Promenade, Suite 315
Santa Monica, California 90401

Total:	100%

B-1

EXHIBIT C

LIST OF ASSETS

Item		Owner	Title

1.	Watchthis.com Domain Name	Michael Hill	Free & Clear

2.	Patent Pending	Michael Hill	Free & Clear
	“System and Method for Providing		*Patent still pending
	Media Content”		review and approval
Application Number -12146922

3.	Graphic Rendition of Website	Michael Hill	Free & Clear

4.	Database, Repositories, Digital	Michael Hill	Free & Clear
Assets

5.	Work Product, Goodwill, Ideas, Business	Michael Hill	Free & Clear
Plan Presentations Associated
with Watchthis.

6.	Hardware List.xlsx	Michael Hill	Free & Clear

C-1

EXHIBIT D

PROMISSORY NOTE PAYABLE TO ASHER ENTERPRISES

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $78,500.00	Issue Date: September 19, 2011
Purchase Price: $78,500.00

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, LUX DIGITAL PICTURES, INC., a Wyoming corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of ASHER ENTERPRISES, INC., a Delaware corporation, or registered assigns (the “Holder”) the sum of $78,500.00 together with any interest as set forth herein, on June 21, 2012 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.  This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”).  Interest shall commence accruing on the Issue Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed.  All payments due hereunder (to the extent not converted into common stock, $0.001 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America.  All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof, pursuant to which this Note was originally issued (the “Purchase Agreement”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

ARTICLE I. CONVERSION RIGHTS

1.1     Conversion Right.  The Holder shall have the right from time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of this Note and ending on the later of: (i) the Maturity Date and (ii) the date of payment of the Default Amount (as defined in Article III) pursuant to Section 1.6(a) or Article III, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non- assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price  (the Conversion Price) determined as provided herein (a Conversion); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined  in  accordance  with  Section  13(d)  of  the  Securities  Exchange  Act  of  1934,  as amended  (the  Exchange  Act),  and  Regulations  13D-G  thereunder,  except  as  otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver)..  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the Notice of Conversion), delivered to the Borrower by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result  in,  notice)  to  the  Borrower  before  6:00  p.m.,  New  York,  New  York  time  on  such conversion date (the Conversion Date).  The term Conversion Amount means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Borrowers option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, provided, however, that the Company shall have the right to pay any or all interest in cash plus (3) at the Borrowers option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holders option, any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.

1.2     Conversion Price.

(a)      Calculation of Conversion Price.   The conversion price (the Conversion Price) shall equal the Variable Conversion Price (as defined herein)(subject to equitable  adjustments  for  stock  splits,  stock  dividends  or  rights  offerings  by the  Borrower relating to the Borrowers securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The "Variable Conversion Price" shall mean 61% multiplied by the Market Price (as defined herein)(representing a discount rate of 39%). Market Price means the average of the lowest five (5) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile (the Conversion Date).  Trading Price means, for any security as of any date, the closing price on the Over-the-Counter Bulletin Board, or applicable trading market  (the  OTCBB)  as  reported  by  a  reliable  reporting  service  (Reporting  Service) mutually acceptable to Borrower and Holder and hereafter designated by Holders of a majority in interest of the Notes and the Borrower or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the pink sheets by the National Quotation Bureau, Inc.  If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes.  Trading Day shall mean any day on which the Common Stock is traded for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

(b)       Conversion Price During Major Announcements.  Notwithstanding anything contained in Section 1.2(a) to the contrary, in the event the Borrower (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Borrower is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Borrower or (ii) any person, group or entity (including the Borrower) publicly announces a tender offer to purchase 50% or more of the Borrower’s Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the  “Announcement Date”), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for a Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in this Section 1.2(a).  For purposes hereof,  “Adjusted Conversion Price Termination Date” shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this Section 1.2(b) has been made, the date upon which the Borrower (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this Section 1.2(b) to become operative.

1.3     Authorized Shares.  The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note issued pursuant to the Purchase Agreement. The Borrower is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Notes in effect from time to time)(the “Reserved Amount”).  The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations pursuant to Section 4(g) of the Purchase Agreement.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares  of  Common  Stock  into  which  the  Notes  shall  be  convertible  at  the  then  current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes.  The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

If, at any time a Holder of this Note submits a Notice of Conversion, and the Borrower does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article I (a Conversion Default), the Borrower shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion.  The portion of this Note which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the Excess Amount) shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holders option at any time after) the date additional shares of Common Stock are authorized by the Borrower to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date thereafter elected by the Holder in respect thereof.   In addition, the Borrower shall pay to the Holder payments (Conversion Default Payments) for a Conversion Default in the amount of (x) the sum of (1) the then outstanding principal amount of this Note plus (2) accrued and unpaid interest on the unpaid principal amount of this Note through the Authorization Date (as defined below) plus (3) Default Interest, if any, on the amounts referred to in clauses (1) and/or (2), multiplied by (y) .24, multiplied by (z) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the Conversion Default Date) to the date (the Authorization Date) that the Borrower authorizes a sufficient number of shares of Common Stock to effect conversion of the full outstanding principal balance of this Note.  The Borrower shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Borrower or that the Borrower otherwise becomes aware that there are or likely will be insufficient authorized and  unissued  shares  to  allow  full  conversion  thereof  and  (ii)  a  Conversion  Default.    The Borrower shall send notice to the Holder of the authorization of additional shares of Common Stock,  the  Authorization  Date  and  the  amount  of  Holders  accrued  Conversion  Default Payments.  The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock) at the applicable Conversion Price, at the Borrowers option, as follows:

(a)       In  the event Holder elects to take such payment in cash,  cash payment shall be made to Holder by the fifth (5th) day of the month following the month in which it has accrued; and

(b)       In the event Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article I (so long as there is then a sufficient number of authorized shares of Common Stock).

The Holder’s election shall be made in writing to the Borrower at any time prior to 6:00 p.m., New York, New York time, on the third day of the month following the month in which Conversion Default payments have accrued.  If no election is made, the Holder shall be deemed to have elected to receive cash.  Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Borrower’s failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief).

1.4     Method of Conversion.

(a)       Mechanics of Conversion.  Subject to Section 1.1, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Note at the principal office of the Borrower.

(b)       Surrender of Note Upon Conversion.  Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted.  The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion.  In the event of any dispute or discrepancy, such records of the Borrower shall, prima facie, be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c)       Payment of Taxes.  The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d)       Delivery of Common Stock Upon Conversion.   Upon receipt by the Borrower from the Holder of a facsimile transmission (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) (such second business day being hereinafter referred to as the “Deadline”) in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirements of [Section 2(g)] of the Purchase Agreement that certificates for shares of Common Stock issued on or after the effective date of the Registration Statement upon conversion of this Note shall not bear any restrictive legend).

(e)       Obligation of Borrower to Deliver Common Stock.  Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.  If the Holder shall have given a Notice of Conversion as provided herein, the  Borrowers  obligation  to  issue  and  deliver  the  certificates  for Common  Stock  shall  be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion.  The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Borrower before 6:00 p.m., New York, New York time, on such date.

(f)       Delivery of Common Stock by Electronic Transfer.   In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided  the  Borrowers  transfer  agent  is  participating  in  the  Depository  Trust  Company (DTC) Fast Automated Securities Transfer (FAST) program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holders Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system.

(g)       Failure to Deliver Common Stock Prior to Deadline.  Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is more than three (3) business days after the Deadline (other than a failure due to the circumstances described in Section 1.3 above, which failure shall be governed by such Section) the Borrower shall pay to the Holder $2,000 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock.  Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note.  The per date charge referred to in this subparagraph shall apply only if the Borrowers acts in a negligent or willful manner and as a result the shares contemplated by this transaction are not timely delivered.  The Borrower hereby expressly warrants that it will take all reasonable and prudent efforts to assure the delivery of stock to the Holder as contemplated herein.

1.5     Concerning the Shares.   The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless  (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to  be  sold  or  transferred  may  be  sold  or  transferred  pursuant  to  an  exemption  from  such mregistration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (Rule 144) or (iv) such shares are transferred to an affiliate (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in the Purchase Agreement). Except as otherwise provided in the Purchase Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

NEITHER  THE  ISSUANCE  AND  SALE  OF  THE  SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH  THESE  SECURITIES  ARE  EXERCISABLE  HAVE  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION  IS  NOT  REQUIRED  UNDER  SAID  ACT  OR  (II)  UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred,  (ii)  such  Holder  provides  the  Borrower  or  its  transfer  agent  with  reasonable assurances that the Common Stock issuable upon conversion of this Note (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 or (iii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

1.6     Effect of Certain Events.

(a)     Effect of Merger, Consolidation, Etc.  At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either:  (i) be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof. Person shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.  The terms and conditions of this subparagraph will be waived by the Holder, provided that if the Borrower acquires by merger, consolidation or otherwise one or more separate entities and that the reconstituted entity assumes, undertakes and obligates itself to all of the obligations of the Borrower under this Note and companion loan documents.

(b)     Adjustment Due to Merger, Consolidation, Etc.   If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes, there shall be  any  merger,  consolidation,  exchange  of  shares,  recapitalization,  reorganization,  or  other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares  of  Common  Stock  immediately  theretofore  issuable  upon  conversion,  such  stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.  The Borrower shall not affect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation  of,  such  merger,  consolidation,  exchange  of  shares,  recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b).  The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)      Adjustment Due to Distribution.  If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d)     Adjustment Due to Dilutive Issuance.   If, at any time when any Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a Dilutive Issuance), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share.   For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable).   No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether  or  not  immediately  convertible  (other  than  where  the  same  are  issuable  upon  the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share.   For the purposes of the preceding sentence, the price per share for which Common Stock is issuable upon such conversion or exchange is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate  amount  of  additional  consideration,  if  any,  payable  to  the  Borrower  upon  the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(e)      Purchase Rights.   If, at any time when any Notes are issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the Purchase Rights) pro rata to the record holders of any class of Common  Stock,  then  the  Holder  of  this  Note  will  be  entitled  to  acquire,  upon  the  terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)        Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder of a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Borrower shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

1.7     Trading Market Limitations.  Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Borrower issue upon conversion of or otherwise pursuant to this Note and the other Notes issued pursuant to the Purchase Agreement more than the maximum number of shares of Common Stock that the Borrower can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the Maximum Share Amount), which shall be 4.99% of the total shares outstanding on the Closing Date (as defined in the Purchase Agreement), subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.  Once the Maximum Share Amount has been issued (the date of which is hereinafter referred to as the Maximum Conversion Date), if the Borrower fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Borrower or any of its securities on the Borrowers ability to issue shares of Common Stock in excess of the Maximum Share Amount (a Trading Market Prepayment Event), in lieu of any further right to convert this Note, and in full satisfaction of the Borrowers obligations under this Note, the Borrower shall pay to the Holder, within fifteen (15) business days of the Maximum Conversion Date (the Trading Market Prepayment Date), an amount equal to 150% times the sum of (a) the then outstanding principal amount of this Note immediately following the Maximum Conversion Date, plus (b) accrued and unpaid interest on the unpaid principal amount of this Note to the Trading Market Prepayment Date, plus (c) Default Interest, if any, on the amounts referred to in clause (a) and/or (b) above, plus (d) any optional amounts that may be added thereto at the Maximum Conversion Date by the Holder in accordance  with  the  terms  hereof  (the  then  outstanding  principal  amount  of  this  Note immediately following the Maximum Conversion Date, plus the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the Remaining Convertible Amount). In the event that the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of this Note and the other Notes issued pursuant to the Purchase Agreement plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of this Note and the other Notes issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the Maximum Share Amount (the Triggering Event), the Borrower will use its best efforts to seek and obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Maximum Conversion Date.  As used herein, Shareholder Approval means approval by the shareholders of the Borrower to authorize the issuance of the full number of shares of Common Stock which would be issuable upon full conversion of the then outstanding Notes but for the Maximum Share Amount.

1.8     Status as Shareholder.  Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms  of this Note.  Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted.  In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 1.3 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 1.3) for the Borrower’s failure to convert this Note.

1.9     Prepayment.   Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning on the Issue Date and ending on the date which is thirty (30) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the date fixed for prepayment  (the  “Optional  Prepayment  Date”),  the  Borrower  shall  make  payment  of  the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.   If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Optional Prepayment Amount”) equal to 125%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning  on the date which is thirty-one  (31) days following the issue date and ending on the date which is sixty (60) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Second Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.  If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the Second Optional Prepayment Amount) equal to 130%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Second Optional Prepayment Amount due to the Holder of the Note within  two  (2)  business  days  following  the  Optional  Prepayment  Date,  the  Borrower  shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning  on the date which is sixty-one  (61) days following the issue date and ending on the date which is ninety (90) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.   Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Third Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.  If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the Third Optional Prepayment Amount) equal to 135%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Third Optional Prepayment Amount due to the Holder of the Note within  two  (2)  business  days  following  the  Optional  Prepayment  Date,  the  Borrower  shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding any to the contrary stated elsewhere herein, at any time during the period beginning on the date that is ninety-one  (91) day from the issue date and ending one hundred  twenty  (120)  days  following  the  issue  date,  the  Borrower  shall  have  the  right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Fourth Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.  If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the Fourth Optional Prepayment Amount) equal to 140%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Fourth Optional Prepayment Amount due to the Holder of the Note within  two  (2)  business  days  following  the  Optional  Prepayment  Date,  the  Borrower  shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding any to the contrary stated elsewhere herein, at any time during the period beginning on the date that is one hundred twenty-one  (121) day from the issue date and ending one hundred fifty (150) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Fifth Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.   If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the Fifth Optional Prepayment Amount) equal to 145%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus  (x) accrued  and unpaid interest on  the unpaid  principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Fifth Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding any to the contrary stated elsewhere herein, at any time during the period beginning on the date that is one hundred fifty-one  (151) day from the issue date and ending one hundred eighty (180) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Sixth Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.   If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the Sixth Optional Prepayment Amount) equal to 150%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus  (x) accrued  and unpaid interest on  the unpaid  principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Sixth Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

After the expiration of one hundred eighty (180) following the date of the Note, the Borrower shall have no right of prepayment.

ARTICLE II. CERTAIN COVENANTS

2.1     Distributions on Capital Stock.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holders written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders rights plan which is approved by a majority of the Borrowers disinterested directors.

2.2     Restriction on Stock Repurchases.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holders written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

2.3     INTENTIONALLY DELETED

2.4     Sale of Assets.  During the period that Borrower has any obligations under the Note, Borrower will not sell, dispose of,  liquidate or transfer a substantial majority of its assets nor will the Company the effect of which would result in the Company being defined as a Shell Company as defined in the Securities Exchange Acts.

2.5     INTENTIONALLY DELETED

2.6     INTENTIONALLY DELETED

ARTICLE III.  EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1     Failure to Pay Principal or Interest. The  Borrower  fails  to  pay  the principal hereof or interest thereon when due on this Note, whether at maturity, upon a Trading Market Prepayment Event pursuant to Section 1.7, upon acceleration or otherwise;

3.2     Conversion and the  Shares. The  Borrower  fails  to  issue  shares  of Common Stock to the Holder (or announces or threatens that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) days after the Borrower shall have been notified thereof in writing by the Holder;

3.3     Breach of Covenants.  The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of ten (10) days after written notice thereof to the Borrower from the Holder;

3.4     Breach  of  Representations and Warranties.  Any  representation  or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement;

3.5     Receiver or Trustee.  The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

3.6     Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld;

3.7     Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law  for the relief of debtors  shall  be instituted  by or against  the Borrower or any subsidiary of the Borrower;

3.8     Delisting of Common Stock.  The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

3.9     Failure to Comply with the Exchange Act.  The Borrower shall fail to comply with the reporting requirements of the Exchange Act; and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act; or

3.10   Liquidation.  Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.11   Cessation of Operations.  Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrowers ability to continue as a going concern shall not be an admission that the Borrower cannot pay its debts as they become due.

3.12   Maintenance of Assets. The  failure  by  Borrower  to  maintain  any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.13   Financial Statement Restatement.   The   restatement   of   any   financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.14   Reverse Splits.   The  Borrower  effectuates  a  reverse  split  of  its Common Stock without twenty (20) days prior written notice to the Holder.

3.15   Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.16     Cross-Default.  Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Borrower, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or  hereunder. Other  Agreements  means,  collectively,  all  agreements  and  instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term Other Agreements shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

Upon the occurrence and during the continuation of any Event of Default specified in Section 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due at the Maturity Date), the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein).  Upon the occurrence and during the continuation of any Event of Default specified in Sections 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due on this Note upon a Trading Market Prepayment Event pursuant to Section 1.7 or upon acceleration), 3.2, 3.3, 3.4, 3.6, or 3.8 exercisable through the delivery of written notice to the Borrower by such Holders (the Default Notice), and upon the occurrence of an Event of Default specified the remaining sections of Articles III (other than failure to pay the principal hereof or interest thereon at the Maturity Date specified in Section 3,1 hereof), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) 135% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the Mandatory Prepayment Date) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the Default Sum) or (ii) the parity value of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the Conversion Date for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the Default Amount) and all other amounts payable hereunder  shall  immediately become  due  and  payable,  all  without  demand,  presentment  or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect.

ARTICLE IV. MISCELLANEOUS

4.1     Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.   All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2      Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following  the  date  of  mailing  by  express  courier  service,  fully  prepaid,  addressed  to  such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Borrower, to:

LUX DIGITAL PICTURES, INC.
12021 Wilshire Boulevard – Suite 450
Los Angeles, CA 90025
Attn: INGO JUNCT, President facsimile: 510-948-4000 x2

With a copy by fax only to (which copy shall not constitute notice): Mark J Richardson

Richardson & Associates
1453 Third Street Promenade
Suite 315
Santa Monica, CA. 90401

If to the Holder:

ASHER ENTERPRISES, INC.
1 Linden Pl., Suite 207
Great Neck, NY. 11021
Attn: Curt Kramer, President facsimile: 516-498-9894

With a copy by fax only to (which copy shall not constitute notice): Naidich Wurman Birnbaum & Mayday LLP

80 Cuttermill Road, Suite 410
Great Neck, NY 11021
Attn: Bernard S. Feldman, Esq. facsimile: 516-466-3555

4.3     Amendments.  This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.  The term Note and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4     Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.  Each transferee of this Note must be an accredited investor (as defined in Rule 501(a) of the 1933 Act).   Notwithstanding anything in this Note to the contrary, this Note may be pledged  as  collateral  in  connection  with  a  bona  fide  margin  account  or  other  lending arrangement.

4.5     Cost of Collection.   If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys fees.

4.6     Governing  Law.  This  Note  shall  be  governed  by  and  construed  in accordance with the laws of the State of New York without regard to principles of conflicts of laws.   Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state and county of Nassau.   The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.   Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7     Certain  Amounts.   Whenever  pursuant  to  this  Note  the  Borrower  is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note.  The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

4.8     Purchase Agreement.  By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

4.9     Notice of Corporate Events.  Except as otherwise provided below, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrowers shareholders (and copies of proxy materials and other information sent to shareholders).   In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.  The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.10.

4.10   Remedies. The  Borrower  acknowledges  that  a  breach  by  it  of  its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this September 19, 2011.

LUX DIGITAL PICTURES, INC.

By: ______________________
INGO JUNCT,  President

EXHIBIT A:  NOTICE OF CONVERSION

The undersigned hereby elects to convert $___________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of LUX DIGITAL PICTURES, INC., a Wyoming corporation (the “Borrower”) according to the conditions of the convertible note of the Borrower dated as of September 19, 2011 (the “Note”), as of the date written below.   No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐        The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: __________
Account Number:_________________

☐       The  undersigned  hereby  requests  that  the  Borrower  issue  a  certificate  or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

ASHER ENTERPRISES, INC.

1 Linden Pl., Suite 207
Great Neck, NY. 11021
Attention: Certificate Delivery
(516) 498-9890

Date of Conversion:
Applicable Conversion Price:	$
Number of Shares of Common Stock to be Issued Pursuant to Conversion of the Notes:
Amount of Principal Balance Due remaining Under the Note after this conversion:

ASHER ENTERPRISES, INC.

By:_______________________
Name: Curt Kramer,  President
Date:_____________________
1 Linden Pl., Suite 207
Great Neck, NY. 11021

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Purchase Price: $78,500.00	Issue Date: December 28, 2011
Principal Amount: $78,500.00

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, LUX DIGITAL PICTURES, INC., a Wyoming corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of ASHER ENTERPRISES, INC., a Delaware corporation, or registered assigns (the “Holder”) the sum of $78,500.00 together with any interest as set forth herein, on September 30, 2012 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.  This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”).  Interest shall commence accruing on the Issue Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed.   All payments due hereunder (to the extent not converted into common stock, $0.001 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America.   All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.   Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof, pursuant to which this Note was originally issued (the “Purchase Agreement”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

ARTICLE I. CONVERSION RIGHTS

1.1       Conversion Right.  The Holder shall have the right from time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of this Note and ending on the later of: (i) the Maturity Date and (ii) the date of payment of the Default Amount (as defined in Article III) pursuant to Section 1.6(a) or Article III, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non- assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price  (the Conversion Price) determined as provided herein (a Conversion); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined  in  accordance  with  Section  13(d)  of  the  Securities  Exchange  Act  of  1934,  as amended  (the  Exchange  Act),  and  Regulations  13D-G  thereunder,  except  as  otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver)..  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the Notice of Conversion), delivered to the Borrower by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result  in,  notice)  to  the  Borrower  before  6:00  p.m.,  New  York,  New  York  time  on  such conversion date (the Conversion Date).  The term Conversion Amount means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Borrowers option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, provided, however, that the Company shall have the right to pay any or all interest in cash plus (3) at the Borrowers option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holders option, any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.

1.2       Conversion Price.

(a)      Calculation of Conversion Price.   The conversion price (the Conversion Price) shall equal the Variable Conversion Price (as defined herein)(subject to equitable  adjustments  for  stock  splits,  stock  dividends  or  rights  offerings  by the  Borrower relating to the Borrowers securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The "Variable Conversion Price" shall mean 61% multiplied by the Market Price (as defined herein)(representing a discount rate of 39%). Market Price means the average of the lowest five (5) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile (the Conversion Date).  Trading Price means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the OTCBB) as reported by a reliable reporting service (Reporting Service) mutually acceptable to Borrower and Holder and hereafter designated by Holders of a majority in interest of the Notes and the Borrower or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the pink sheets by the National Quotation Bureau, Inc.  If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Notes.  Trading Day shall mean any day on which the Common Stock is traded for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

(b)      Conversion Price During Major Announcements.  Notwithstanding anything contained in Section 1.2(a) to the contrary, in the event the Borrower (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Borrower is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Borrower or (ii) any person, group or entity (including the Borrower) publicly announces a tender offer to purchase 50% or more of the Borrower’s Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the  “Announcement Date”), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for a Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in this Section 1.2(a).  For purposes hereof,  “Adjusted Conversion Price Termination Date” shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this Section 1.2(b) has been made, the date upon which the Borrower (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this Section 1.2(b) to become operative.

1.3      Authorized Shares.  The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note issued pursuant to the Purchase Agreement. The Borrower is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Notes in effect from time to time)(the “Reserved Amount”).  The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations pursuant to Section 4(g) of the Purchase Agreement.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares  of  Common  Stock  into  which  the  Notes  shall  be  convertible  at  the  then  current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes.  The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

If, at any time a Holder of this Note submits a Notice of Conversion, and the Borrower does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article I (a “Conversion Default”), the Borrower shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion.  The portion of this Note which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the “Excess Amount”) shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder’s option at any time after) the date additional shares of Common Stock are authorized by the Borrower to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date thereafter elected by the Holder in respect thereof.   In addition, the Borrower shall pay to the Holder payments (“Conversion Default Payments”) for a Conversion Default in the amount of (x) the sum of (1) the then outstanding principal amount of this Note plus (2) accrued and unpaid interest on the unpaid principal amount of this Note through the Authorization Date (as defined below) plus (3) Default Interest, if any, on the amounts referred to in clauses (1) and/or (2), multiplied by (y) .24, multiplied by (z) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the “Conversion Default Date”) to the date (the “Authorization Date”) that the Borrower authorizes a sufficient number of shares of Common Stock to effect conversion of the full outstanding principal balance of this Note.  The Borrower shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i)such time that the Holder notifies the Borrower or that the Borrower otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default.The Borrower shall send notice to the Holder of the authorization of additional shares of Common Stock,the Authorization Date and the  amount of Holders accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock) at the applicable Conversion Price, at the Borrowers option, as follows:

(a)       In  the event Holder elects to take such payment in cash,  cash payment shall be made to Holder by the fifth (5th) day of the month following the month in which it has accrued; and

(b)       In the event Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article I (so long as there is then a sufficient number of authorized shares of Common Stock).

The Holder’s election shall be made in writing to the Borrower at any time prior to 6:00 p.m., New York, New York time, on the third day of the month following the month in which Conversion Default payments have accrued.  If no election is made, the Holder shall be deemed to have elected to receive cash.  Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Borrower’s failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief).

1.4       Method of Conversion.

(a)       Mechanics of Conversion.  Subject to Section 1.1, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Note at the principal office of the Borrower.

(b)       Surrender of Note Upon Conversion.  Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted.  The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion.  In the event of any dispute or discrepancy, such records of the Borrower shall, prima facie, be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c)       Payment of Taxes.  The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d)       Delivery of Common Stock Upon Conversion.   Upon receipt by the Borrower from the Holder of a facsimile transmission (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) (such second business day being hereinafter referred to as the “Deadline”) in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirements of [Section 2(g)] of the Purchase Agreement that certificates for shares of Common Stock issued on or after the effective date of the Registration Statement upon conversion of this Note shall not bear any restrictive legend).

(e)       Obligation of Borrower to Deliver Common Stock.  Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.  If the Holder shall have given a Notice of Conversion as provided herein, the  Borrowers  obligation  to  issue  and  deliver  the  certificates  for Common  Stock  shall  be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion.  The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Borrower before 6:00 p.m., New York, New York time, on such date.

(f)       Delivery of Common Stock by Electronic Transfer.   In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided  the  Borrowers  transfer  agent  is  participating  in  the  Depository  Trust  Company (DTC) Fast Automated Securities Transfer (FAST) program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holders Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system.

(g)       Failure to Deliver Common Stock Prior to Deadline.  Without in any way limiting the Holders right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is more than three (3) business days after the Deadline (other than a failure due to the circumstances described in Section 1.3 above, which failure shall be governed by such Section) the Borrower shall pay to the Holder $2,000 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock.  Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note.  The per date charge referred to in this subparagraph shall apply only if the Borrowers acts in a negligent or willful manner and as a result the shares contemplated by this transaction are not timely delivered.  The Borrower hereby expressly warrants that it will take all reasonable and prudent efforts to assure the delivery of stock to the Holder as contemplated herein.

1.5      Concerning the Shares.   The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless  (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to  be  sold  or  transferred  may  be  sold  or  transferred  pursuant  to  an  exemption  from  such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (Rule 144) or (iv) such shares are transferred to an affiliate (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in the Purchase Agreement). Except as otherwise provided in the Purchase Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED,OR APPLICABLE STATE SECURITIES LAWS.THE SECURITIES MAY NOT BE OFFERED FOR SALE,SOLD,TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred,  (ii)  such  Holder  provides  the  Borrower  or  its  transfer  agent  with  reasonable assurances that the Common Stock issuable upon conversion of this Note (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 or (iii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

1.6       Effect of Certain Events.

(a)        Effect of Merger, Consolidation, Etc.  At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either:  (i) be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.  The terms and conditions of this subparagraph will be waived by the Holder, provided that if the Borrower acquires by merger, consolidation or otherwise one or more separate entities and that the reconstituted entity assumes, undertakes and obligates itself to all of the obligations of the Borrower under this Note and companion loan documents.

(b)       Adjustment Due to Merger, Consolidation, Etc.   If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes, there shall be  any  merger,  consolidation,  exchange  of  shares,  recapitalization,  reorganization,  or  other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares  of  Common  Stock  immediately  theretofore  issuable  upon  conversion,  such  stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.  The Borrower shall not affect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation  of,  such  merger,  consolidation,  exchange  of  shares,  recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b).  The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)       Adjustment Due to Distribution.  If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Noteshall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d)       Adjustment Due to Dilutive Issuance.   If, at any time when any Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share.   For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable).   No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether  or  not  immediately  convertible  (other  than  where  the  same  are  issuable  upon  the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share.   For the purposes of the preceding sentence, the price per share for which Common Stock is issuable upon such conversion or exchange is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate  amount  of  additional  consideration,  if  any,  payable  to  the  Borrower  upon  the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(e)       Purchase Rights.   If, at any time when any Notes are issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the Purchase Rights) pro rata to the record holders of any class of Common  Stock,  then  the  Holder  of  this  Note  will  be  entitled  to  acquire,  upon  the  terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)        Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder of a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Borrower shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

1.7       Trading Market Limitations.  Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Borrower issue upon conversion of or otherwise pursuant to this Note and the other Notes issued pursuant to the Purchase Agreement more than the maximum number of shares of Common Stock that the Borrower can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the Maximum Share Amount), which shall be 4.99% of the total shares outstanding on the Closing Date (as defined in the Purchase Agreement), subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.  Once the Maximum Share Amount has been issued (the date of which is hereinafter referred to as the Maximum Conversion Date), if the Borrower fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Borrower or any of its securities on the Borrowers ability to issue shares of Common Stock in excess of the Maximum Share Amount (a Trading Market Prepayment Event), in lieu of any further right to convert this Note, and in full satisfaction of the Borrowers obligations under this Note, the Borrower shall pay to the Holder, within fifteen (15) business days of the Maximum Conversion Date (the Trading Market Prepayment Date), an amount equal to 150% times the sum of (a) the then outstanding principal amount of this Note immediately following the Maximum Conversion Date, plus (b) accrued and unpaid interest on the unpaid principal amount of this Note to the Trading Market Prepayment Date, plus (c) Default Interest, if any, on the amounts referred to in clause (a) and/or (b) above, plus (d) any optional amounts that may be added thereto at the Maximum Conversion Date by the Holder in accordance  with  the  terms  hereof  (the  then  outstanding  principal  amount  of  this  Note immediately following the Maximum Conversion Date, plus the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the Remaining Convertible Amount). In the event that the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of this Note and the other Notes issued pursuant to the Purchase Agreement plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of this Note and the other Notes issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the Maximum Share Amount (the Triggering Event), the Borrower will use its best efforts to seek and obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Maximum Conversion Date.  As used herein, Shareholder Approval means approval by the shareholders of the Borrower to authorize the issuance of the full number of shares of Common Stock which would be issuable upon full conversion of the then outstanding Notes but for the Maximum Share Amount.

1.8       Status as Shareholder.  Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms  of this Note.  Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted.  In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 1.3 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 1.3) for the Borrower’s failure to convert this Note.

1.9       Prepayment.   Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning on the Issue Date and ending on the date which is thirty (30) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the date fixed for prepayment  (the  “Optional  Prepayment  Date”),  the  Borrower  shall  make  payment  of  the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.   If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Optional Prepayment Amount”) equal to 125%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning  on the date which is thirty-one  (31) days following the issue date and ending on the date which is sixty (60) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Second Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.  If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Second Optional Prepayment Amount”) equal to 130%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Second Optional Prepayment Amount due to the Holder of the Note within  two  (2)  business  days  following  the  Optional  Prepayment  Date,  the  Borrower  shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning  on the date which is sixty-one  (61) days following the issue date and ending on the date which is ninety (90) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.   Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Third Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.  If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Third Optional Prepayment Amount”) equal to 135%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Third Optional Prepayment Amount due to the Holder of the Note within  two  (2)  business  days  following  the  Optional  Prepayment  Date,  the  Borrower  shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding any to the contrary stated elsewhere herein, at any time during the period beginning on the date that is ninety-one  (91) day from the issue date and ending one hundred  twenty  (120)  days  following  the  issue  date,  the  Borrower  shall  have  the  right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Fourth Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.  If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Fourth Optional Prepayment Amount”) equal to 140%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Fourth Optional Prepayment Amount due to the Holder of the Note within  two  (2)  business  days  following  the  Optional  Prepayment  Date,  the  Borrower  shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding any to the contrary stated elsewhere herein, at any time during the period beginning on the date that is one hundred twenty-one  (121) day from the issue date and ending one hundred fifty (150) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Fifth Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.   If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Fifth Optional Prepayment Amount”) equal to 145%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus  (x) accrued  and unpaid interest on  the unpaid  principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Fifth Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

Notwithstanding any to the contrary stated elsewhere herein, at any time during the period beginning on the date that is one hundred fifty-one  (151) day from the issue date and ending one hundred eighty (180) days following the issue date, the Borrower shall have the right, exercisable on not less than three (3) Trading Days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 1.9.  Any Optional Prepayment Notice shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice.  On the Optional Prepayment Date, the Borrower shall make payment of the Sixth Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.   If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the “Sixth Optional Prepayment Amount”) equal to 150%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus  (x) accrued  and unpaid interest on  the unpaid  principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Sixth Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section 1.9.

After the expiration of one hundred eighty (180) following the date of the Note, the Borrower shall have no right of prepayment.

ARTICLE II. CERTAIN COVENANTS

2.1       Distributions on Capital Stock.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

2.2       Restriction on Stock Repurchases.  So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

2.3       INTENTIONALLY DELETED

2.4       Sale of Assets.  During the period that Borrower has any obligations under the Note, Borrower will not sell, dispose of,  liquidate or transfer a substantial majority of its assets nor will the Company the effect of which would result in the Company being defined as a “Shell Company” as defined in the Securities Exchange Acts.

2.5       INTENTIONALLY DELETED

2.6       INTENTIONALLY DELETED

ARTICLE III.  EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1      Failure  to  Pay  Principal  or  Interest.    The  Borrower  fails  to  pay  the principal hereof or interest thereon when due on this Note, whether at maturity, upon a Trading Market Prepayment Event pursuant to Section 1.7, upon acceleration or otherwise;

3.2      Conversion  and  the  Shares.    The  Borrower  fails  to  issue  shares  of Common Stock to the Holder (or announces or threatens that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) days after the Borrower shall have been notified thereof in writing by the Holder;

3.3      Breach of Covenants.   The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of ten (10) days after written notice thereof to the Borrower from the Holder;

3.4      Breach  of  Representations  and  Warranties.     Any  representation  or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement;

3.5      Receiver or Trustee.   The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

3.6      Judgments.  Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld;

3.7      Bankruptcy.    Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law  for the relief of debtors  shall  be instituted  by or against  the Borrower or any subsidiary of the Borrower;

3.8      Delisting of Common Stock.   The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

3.9      Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act; and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act; or

3.10    Liquidation.  Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.11    Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.12    Maintenance of Assets. The  failure  by  Borrower  to  maintain  any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.13    Financial Statement Restatement. The   restatement   of   any   financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.14    Reverse Splits. The  Borrower  effectuates  a  reverse  split  of  its Common Stock without twenty (20) days prior written notice to the Holder.

3.15    Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.16    Cross-Default.  Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Borrower, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or  hereunder. Other  Agreements  means,  collectively,  all  agreements  and  instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term Other Agreements shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

Upon the occurrence and during the continuation of any Event of Default specified in Section 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due at the Maturity Date), the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein).  Upon the occurrence and during the continuation of any Event of Default specified in Sections 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due on this Note upon a Trading Market Prepayment Event pursuant to Section 1.7 or upon acceleration), 3.2, 3.3, 3.4, 3.6, or 3.8 exercisable through the delivery of written notice to the Borrower by such Holders (the “Default Notice”), and upon the occurrence of an Event of Default specified the remaining sections of Articles III (other than failure to pay the principal hereof or interest thereon at the Maturity Date specified in Section 3,1 hereof), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the greater of (i) 135% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Sum”) or (ii) the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Bid Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect.

ARTICLE IV. MISCELLANEOUS

4.1      Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.   All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2      Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following  the  date  of  mailing  by  express  courier  service,  fully  prepaid,  addressed  to  such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Borrower, to:

LUX DIGITAL PICTURES, INC.
12021 Wilshire Boulevard – Suite 450
Los Angeles, CA 90025
Attn: INGO JUNCT, President
facsimile: 510-948-4000 x2

With a copy by fax only to (which copy shall not constitute notice):

Mark J Richardson
Richardson & Associates
1453 Third Street Promenade
Suite 315
Santa Monica, CA. 90401

If to the Holder:

ASHER ENTERPRISES, INC.
1 Linden Pl., Suite 207
Great Neck, NY. 11021
Attn: Curt Kramer, President
facsimile: 516-498-9894

With a copy by fax only to (which copy shall not constitute notice):

Naidich Wurman Birnbaum & Mayday LLP
80 Cuttermill Road, Suite 410
Great Neck, NY 11021
Attn: Bernard S. Feldman, Esq.
facsimile: 516-466-3555

4.3      Amendments.  This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4      Assignability.   This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.  Each transferee of this Note must be an accredited investor (as defined in Rule 501(a)of the 1933 Act). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

4.5      Cost of Collection.   If default is made in the payment of this Note, theBorrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6      Governing  Law.    This  Note  shall  be  governed  by  and  construed  in accordance with the laws of the State of New York without regard to principles of conflicts of laws.   Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state and county of Nassau.   The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.   Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7      Certain  Amounts.    Whenever  pursuant  to  this  Note  the  Borrower  is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note.  The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

4.8      Purchase Agreement.  By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

4.9      Notice of Corporate Events.   Except as otherwise provided below, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders).   In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.  The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.10.

4.10    Remedies. The  Borrower  acknowledges  that  a  breach  by  it  of  its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this December 28, 2011.

LUX DIGITAL PICTURES, INC.

By: ______________________
INGO JUNCT, President

EXHIBIT A:   NOTICE OF CONVERSION

The undersigned hereby elects to convert $ _________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of LUX DIGITAL PICTURES, INC., a Wyoming corporation (the “Borrower”) according to the conditions of the convertible note of the Borrower dated as of December 28, 2011 (the “Note”), as of the date written below.   No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐  The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: _____________
Account Number:____________________

☐  The  undersigned  hereby  requests  that  the  Borrower  issue  a  certificate  or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

ASHER ENTERPRISES, INC.

1 Linden Pl., Suite 207
Great Neck, NY. 11021
Attention: Certificate Delivery
(516) 498-9890

Date of Conversion:
Applicable Conversion Price:	$
Number of Shares of Common Stock to be Issued Pursuant to Conversion of the Notes:
Amount of Principal Balance Due remaining Under the Note after this conversion:

ASHER ENTERPRISES, INC.

By: __________________________
Name: Curt Kramer,  President
Date:_________________________
1 Linden Pl., Suite 207
Great Neck, NY. 11021

EXHIBIT E

LIABILITIES INCURRED AND ASSUMED BY SELLER
SECTION 4.8 OF THE AGREEMENT

All liabilities to the Lux Assets at the time of the Closing of the Agreement, including but not limited to the convertible promissory note in the original principal amount of $17,979.00 payable to Mark J. Richardson, but expressly excluding only those Lux liabilities and obligations (i) evidenced by the Convertible Promissory Notes payable to Asher Enterprises, (ii) Lux’s Agreement with Manhattan Transfer Registrar Company commencing May 1, 2012, and (iii) all Lux corporate maintenance costs accruing after the Closing including state filing fees (paid to May 2013), legal, accounting and public company filing expenses.

E-1

EXHIBIT F

LETTER OF INTENT BY AND BETWEEN LUX DIGITAL PICTURES, INC. AND RADIO LOYALTY, INC. DATED MAY 16, 2012

F-1

Lux Digital Pictures, Inc.
12021 Wilshire Boulevard, Suite 450
Los Angeles, California 90025
Telephone: (501) 498-4000

May 16, 2012

Via U.S. Mail

Michael Hill, President
Radio Loyalty, Inc.
345 Chapala Street
Santa Barbara, California 93101

Re:	Binding Letter of Intent Regarding Proposed Business Combination of Lux Digital Pictures, Inc. and Radio Loyalty, Inc.

Dear Mr. Hill:

Lux Digital Pictures, Inc., a Wyoming corporation (“Lux”), is pleased to confirm to the management of Radio Loyalty, Inc., a California corporation (“RLI”), the terms under which it will acquire and engage in a business combination with RLI pursuant to which RLI will become a 100% wholly-owned subsidiary of Lux, and the outstanding common stock of Lux will be approximately 90% owned by the security holders of RLI, as provided in this agreement between RLI and Lux (the “Transaction”).  This letter of intent (“LOI”) is intended to be binding between RLI and Lux and shall serve as an outline of the principle terms and conditions regarding the Transaction, but is subject to the execution of a definitive agreement (the “Definitive Agreement”) by the parties to this LOI, if a Definitive Agreement is made.  After the closing of the Transaction, Lux will to change its name to one selected by RLI, and will change its trading symbol, address, telephone number, website address and other appropriate items to reflect the new business of RLI.  A copy of a summary of RLI’s business plan is attached to this LOI as Exhibit A.

1.       Share Exchange.  RLI agrees to become a wholly owned subsidiary of Lux and Lux agrees to issue a sufficient amount of equity to the shareholders of RLI such that upon the closing (the “Closing”) of the Transaction, (a) Lux will have a market capitalization of at least $14,500,000 (the “Valuation”), and (b) the shareholders of RLI and their affiliates will collectively own, including capital stock of Lux already owned by shareholders of RLI and their affiliates prior to the Closing, 90% of the total issued and outstanding capital stock of Lux on a fully diluted basis, and (c) the holders of the outstanding shares of Series A Convertible Preferred Stock of Lux (the “Lux Partners”) will, upon the conversion of all those shares into common stock, collectively own no less than 10% of the total issued and outstanding common stock of Lux on a fully diluted basis, provided, in the case of subparagraphs (b) and (c) above, that the Lux Partners and RLI shareholders will at that time bear the dilution of the unaffiliated float (i.e. the outstanding shares of Lux held by persons not affiliated with the Lux Partners or the RLI shareholders) on a pro rata basis.  The Transaction will be implemented as follows: Lux will acquire RLI with RLI as the surviving entity at the Closing, in which the shareholders of RLI will be issued a sufficient number of shares of the capital stock of Lux subject to the Valuation so that at the Closing, they will collectively (including capital stock of Lux already owned by such shareholders and their affiliates) own 90% of the total issued and outstanding capital stock of Lux on a fully diluted basis.  RLI covenants to use its best efforts to cause its shareholders to participate in the Transaction.

2.       Board of Directors and Executive Officers.  On the Closing, the then Board of Directors of Lux will appoint RLI designated members to the Lux Board of Directors and RLI designated executive officers of Lux to replace them, as designated in writing by RLI, and the existing directors and officers of Lux will resign simultaneously unless requested by RLI in writing to remain.  The new Board of Directors will designate the executive officers of Lux moving forward.  Lux directors Michael Hill and, if he is still a director, Ingo Jucht, will vote to approve and close the Transaction, provided it is in substantial compliance with this LOI.

Michael Hill, President
Radio Loyalty, Inc.
May 16, 2012

3.       Timing.  Lux is prepared to expeditiously complete its due diligence of RLI.  Upon execution of this LOI by all parties, RLI will provide Lux with all information and make available all RLI personnel required by Lux to complete Lux’s due diligence of RLI.  Lux will also provide RLI with all information and make available all Lux personnel required by RLI to complete RLI’s due diligence of Lux.  Upon satisfactory completion by RLI and Lux of due diligence, Lux will deliver to RLI a draft of the Definitive Agreement to be executed by the parties, which will contain the terms described herein, and such representations, warranties and indemnification provisions and other terms as are customary for transactions similar to this Transaction.  RLI covenants to close the Transaction on or before October 1, 2012.

4.       Conditions of Closing.  This LOI shall be construed as a legally binding obligation of the parties hereto; provided, however, that the Closing of the Transaction will be subject to conditions customary or appropriate for transactions of this type, including without limitation: (i) obtaining all governmental, regulatory, and third party consents and approvals necessary or desirable to facilitate consummation of the Transaction; (ii) in Lux’s reasonable discretion, satisfaction (which satisfaction Lux must confirm in writing prior to the Closing of the Transaction) with a full and complete due diligence investigation of all available information regarding RLI including financial, legal, and business affairs; (iii) in RLI’s reasonable discretion, satisfaction (which satisfaction RLI must confirm in writing prior to the Closing of the Transaction) with a full and complete due diligence investigation of all available information regarding Lux including financial, business and legal affairs; (iv) execution of affirmative consents by the holders of the requisite number of the outstanding shares of RLI; (v) transfer of ownership to Lux of 100% of the outstanding shares of RLI, free and clear of any liens, claims and encumbrances; (vi) receipt by Lux of a written representation from RLI that no material adverse change has occurred to RLI between the date of execution of this LOI and the Closing of the Transaction; (vii) completion of audited financial statements of RLI necessary to comply with all applicable rules and regulations of the Securities and Exchange Commission, and (viii) approval of the Transaction by the Boards of Directors of RLI and Lux, respectively.

5.       Conduct of Business.  Prior to the Closing of the Transaction, RLI will conduct its business only in the ordinary course, consistent with past practice, and will use its best efforts to maintain the value of the business as a going concern.

6.       Pre-Closing Cooperation.  From the date of execution of this LOI until the Closing of the Transaction, each party agrees to provide the other party and its designated representatives with access to all reasonably relevant information regarding the party that the other party requests.  Neither party will make any announcement about the Transaction to the public, to the customers of either party, employees of either party, or to any other person or entity (nor will they permit any of their affiliates to do so), except on a “need to know” basis or as required by law, including without limitation the rules and regulations of the Securities and Exchange Commission, without the prior written consent of the other party.

7.       Expense.  Each party will bear its own expenses in connection with the transaction contemplated hereby, including without limitation, legal and accounting fees.

8.       Confidentiality.  Any information, including but not limited to data, business information (including customer lists and prospects), technical information, computer programs and documentation, programs, files, specifications, drawings, sketches, models, samples, tools or other data, oral, written or otherwise (hereinafter called “Information”), furnished or disclosed by one party to the other for the purpose of the contemplated transaction herein, will remain the disclosing party’s property until the closing of the Transaction, at which time all such Information will become the property of Lux.  All copies of such Information in written, graphic or other tangible form must be returned to the disclosing party immediately upon written request if the transaction contemplated herein is not consummated.  Unless such Information was previously known to receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the disclosing party or a third party, it must be kept confidential by the receiving party, will be used only in performing due diligence for the Transaction, and may not be used for other purposes except upon such terms as may be agreed upon between Lux and RLI in writing

Michael Hill, President
Radio Loyalty, Inc.
May 16, 2012

9.       Exclusively.  In consideration hereof and of the time and resources that Lux will devote to the Transaction, RLI agrees that until 180 days from the date of this LOI (such date, the “End of the Exclusivity Period”), RLI and its respective affiliates, directors, officers, employees, representatives and agents will not, directly or indirectly, solicit, initiate, enter into or continue any discussions or transactions with, or encourage, or provide any information to any person or entity (other than RLI and RLI’s designees), concerning any sale of its stock other than in a private placement to raise capital or as otherwise contemplated in Paragraph 1 of this LOI, whether specifically or as part of a transaction involving other assets of RLI.  RLI represents that neither RLI, nor any of its affiliates, is party to or bound by any agreement with respect to any such transaction other than as contemplated by this LOI.

10.     Entire Agreement.  This LOI and the SPA constitute the entire agreement among Lux, RLI, and their respective affiliates, and supersedes all prior communications, agreements, and understandings, written or oral, with respect to the Transaction.

11.     Governing Law.  This LOI and the SPA will be governed by the laws of the State of California, and will bind and inure to the benefit of the parties and their respective successors and assigns.

12.     Executive Summary.  Attached to this LOI as Exhibit A is a summary of RLI’s business plan.  Lux has received and reviewed another expanded Executive Summary of RLI previously delivered by RLI to Lux, and has utilized it in analyzing RLI.  These Executive Summaries contain forward looking statements based on estimates and assumptions made by RLI management that may prove to be incorrect.  There is no assurance that RLI will achieve any of the results expressed or implied in forward looking statements.  The Executive Summaries are not meant to be the complete due diligence information of RLI.

13.     Severability.  If any provision of this LOI is held to be invalid or unenforceable by a court of competent jurisdiction, this LOI shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this LOI enforceable.

14.     Rights Cumulative.  All rights and remedies under this LOI are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance of performance of any provision of this LOI, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

15.     Legal Representation.  RLI hereby acknowledges that Richardson & Associates owns shares of common stock of Lux and also has performed legal work for Lux.  Richardson & Associates is also legal counsel to RLI.  Lux and RLI hereby acknowledge that they have been advised by Richardson & Associates to seek separate independent legal counsel to represent them in this Transaction, and that if they do not obtain separate legal counsel, they expressly waive the conflicts of interest that will be experienced by Richardson & Associates in performing legal work for the Transaction for the benefit of both Lux and RLI.  Richardson & Associates will have a conflict of interest in advocating any position in the Transaction for either Lux or RLI.

If the foregoing is in accordance with your understanding, please sign this LOI in the space indicated below and return it to us for receipt no later than 6:00 p.m. (Pacific Daylight Savings Time) on May 17, 2012 (the “Execution Date”), whereupon this LOI will become a binding obligation between the parties to the extent provided herein, and also send an original executed counterpart of this LOI to us by overnight courier.  This LOI will expire unless we receive an executed copy by you within the time period provided in the previous sentence.

Michael Hill, President
Radio Loyalty, Inc.
May 16, 2012

If the foregoing is in accordance with your understanding, please sign this LOI in the space indicated below and return it to us for receipt no later then 6:00 p.m (Pacific Daylight Savings Time) on May 17, 2012 ( the Execution Date), whereupon this LOI will become a binding obligation between the parties to the extent provided herein, and also send an original executed counterpart of this LOI to us by overnight courier. This LOI will expire unless we receive an executed copy by you within the time period provide in the previous sentence.

Sincerely,

Lux Digital Pictures, Inc.

By:

ACKNOWLEDGED AND AGREED:

Radio Loyalty, Inc.

By:

EXHIBIT A

EXECUTIVE SUMMARY OF RLI

RadioLoyalty Inc. Executive Summary

RadioLoyalty Inc. provides key support services for both mobile and online content, using proprietary platforms developed by us over the last five years.  We provide content owners a managed service that enables them to stream their content via the internet. We also provide advertisers with a platform that serves display, pre-roll and in-stream video through the RadioLoyaltyTM platform. Our platform includes key features such as a configurator for broadcasters to setup stations, a robust administration interface, detailed reporting engine and more, list management intake and outtake for database management.  Our mission is to make internet and mobile radio broadcasting profitable for our broadcasters and advertisers, and offer the best listening experience possible for our users.

Target Markets

We have identified a number of market opportunities where, using our technical platforms, we are able to aggregate audiences and serve advertisements.

Our initial focus has been on the entertainment sector, where we have been able to offer our solutions to the 57,000 small and medium sized radio stations that currently, in the aggregate, have substantial audiences but individually realize less than $1.25 million per year in radio revenues. Currently, these stations incur both capital expenditures and operating expense to stream their content over the internet.  At the same time, they are not able to generate meaningful revenue from their streaming audience. Also national advertisers cannot distribute display or video ads to this audience without having to deal with hundreds or thousands of individual stations and no standard advertising inventory.

Other market dynamics:
•	There is at least 1.2 billion hours of internet radio listening/month
•	10,000+ terrestrial stations in the U.S.
•	10,000+ terrestrial stations outside the U.S.
•	49,000+ internet only stations listed in the Shoutcast guide, with 500,000 simultaneous listeners
•	Online display, rich media and video market: $9.8b+/15% CAGR
•	Mobile advertising market: $877 million+/67% CAGR
•	Radio advertising market: $13.4 billion+/0% CAGR
•	Pandora is forecasting $410-420 million in sales for 2012, up from $137 million in 2010. 85% of Pandora’s revenue is from ad sales.

Proprietary and Unique Technology Platform

RadioLoyalty has developed a set of technologies that, taken together, have the potential to transform the economics of streaming content over the internet. The UniversalPlayer™ is a client-based media player which provides standardized impression landing areas and formats for serving both online and mobile advertisements. In addition, RadioLoyalty has developed a comprehensive broadcaster platform which provides a radio station with a full suite of capabilities that are required to stream content over the internet and serve advertisements. This broadcaster platform runs in RadioLoyalty’s data centers in Santa Barbara and Los Angeles, and is offered to radio stations on a managed service basis for no fee.  The system that enables the broadcaster platform is designed to handle up to 250,000 simultaneous listeners across any number of individual stations.  RadioLoyalty expects to be able to drive significant economies of scale with respect to operating costs, and aggregate the audiences of the individual stations.

Strong Value Proposition

For the radio stations, RadioLoyalty offers a “no-brainer” value proposition:

➢
Simplifies online and mobile content delivery by providing streaming, a mobile app, ad insertion, a loyalty program, content, player development, listener support, royalty reporting, SEO and expanded distribution in one integrated, easy-to-use solution for no out of pocket cost.

➢	Eliminates the several thousands of dollars per month that small and medium sized broadcasters incur in operating expense to stream their content over the internet.
➢	Converts low demand in-stream audio avails into high demand in-stream video avails, leading to far higher CPM’s, thereby increasing a station’s monthly revenue.
➢	Provides monetization of the available ad inventory through RadioLoyalty’s relationships with large ad networks and brands.

For advertisers, RadioLoyalty offers a means to access an audience that was previously inaccessible:

➢	Standardizes the way online and mobile radio ads are served and sold.
➢
Monetizes online and mobile radio via advertising at premium rates. For advertisers, it is difficult to buy video and display impressions that reach large, engaged audiences at cost effective CPMs.  RadioLoyalty removes this issue for advertisers by offering a large and interactive audience at very attractive rates.

For listeners, RadioLoyalty provides unlimited access to free streaming music, news, sports, and talk radio.

➢	Listen to their favorite radio programs at home, and at work.
➢
Use the UniversalPlayer™ to perform internet searches, shares music, “thumbs up or down” a song, earn points for listening that can be redeemed in the RadioLoyalty store, interact with the widgets provided, take surveys, etc.

Advertising Business Model will Allow Superior Growth and High Margins

In return for providing the broadcasting platform and streaming service at no fee, the station agrees to: i) use the RadioLoyalty UniversalPlayer™ exclusively; and ii) share the advertising revenue that RadioLoyalty generates from serving ads to the UniversalPlayer™.  RadioLoyalty obtains both “owned” and “network” inventory which we then sell to advertisers, in much the same way that Google does. Because we have aggregated the audience of many small stations, we are able to sell advertising at higher CPM’s to national advertisers.

The RadioLoyalty Media business model, then, is very simple. We need to increase the aggregate number of total time spent listening (“TTSL”), which provides us with the inventory to place ads, and optimize the realized CPM by selling as much of the higher margin in-stream video advertisements as possible.

Since RadioLoyalty operates the streaming service out of a centralized data center, the company will enjoy significant operating leverage as it brings more stations onto the platform, which brings more listeners and ultimately more inventory which it can monetize.  Also, since we are not operating our own radio station we incur no royalty costs for the content.  Our platform is highly scalable and therefore should enable RadioLoyalty to realize exceptional operating margins once we achieve scale.

The same platform serves content to both online and mobile phones, thereby achieving technical economies of scale.  The UniversalPlayer™ runs on PCs and mobile devices.  To reach mobile listeners, RadioLoyalty has successfully launched iPhone and Android app versions of its RadioLoyalty™ consumer portal that enables consumers to reach hundreds of online and terrestrial radio stations with this number increasing as more stations utilize the UniversalPlayer™.

Execution Plan

RadioLoyalty released the production version of the broadcaster platform on September 9, 2011. Since that time, we have grown revenues considerably. As of September 9, 2011 the system operated to its design specifications, which now enables us to aggressively solicit and onboard radio broadcasters to our platform.

RadioLoyalty has divided the target market into four segments: i) large “pure play” internet stations; ii) small "pure play” internet stations; iii) large terrestrial stations who stream over the internet; and iv) small terrestrial stations who stream over the internet.  We will deploy a multichannel sales strategy to reach each of the segments. The large "pure play" and terrestrial stations are owned by approximately 60 broadcasting networks. We have began to reach out to these networks We have an internal telemarketing sales force which calls on the small "pure play" and terrestrial stations. In addition, we have established channel partner relationships with some of the most well-established radio station representative groups.

Given the significant and compelling value that we offer to stations, we do not expect sales cycles to be long.  In addition, the on-boarding of stations is very simple and takes a few hours, as a station owner simply uses the broadcaster configurator portion of the UniversalPlayer™ to establish their station on our platform.  We presently have 100+ stations in the on-boarding process.

RadioLoyalty currently secures its advertising impressions from advertisers, agencies and the top worldwide ad exchanges. As we scale the number of listening hours, we intend to selectively hire advertising sales people who will solicit brands and agencies directly.

Other current information regarding the business:

•	1325 Broadcasters/2,220 stations total
•	378 Broadcasters/1,253 stations active.
•	#1 Ranked Comscore in Entertainment Radio (ComScore April)
–	31MM Unique - United States
–	72MM Unique - Worldwide
•	2+ Hours Average listening time
•	40,000+ Mobile App Downloads
•	65,943 Registered members
•	Average listener does 5.27 interactions per visit within the player